Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF INCYTE CORPORATION

Incyte Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Incyte Corporation.

SECOND: At a meeting of the Board of Directors of Incyte Corporation, resolutions were duly adopted declaring the advisability of the amendment to the Restated Certificate of Incorporation of the corporation to amend and restate Paragraph A of Article IV of such Restated Certificate of Incorporation to read in its entirety as follows:

“A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is four hundred five million (405,000,000), of which four hundred million (400,000,000) shares of the par value of one-tenth of one cent ($.001) each shall be Common Stock (the “Common Stock”) and five million (5,000,000) shares of the par value of one-tenth of one cent ($.001) each shall be Preferred Stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of this Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: This Certificate of Amendment of the Restated Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Incyte Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President and Chief Financial Officer as of November 24, 2009.

INCYTE CORPORATION

By:	/s/ David C. Hastings
David C. Hastings
Executive Vice President and
Chief Financial Officer